SUB-ITEM 77E

                 AIM INVESTMENT FUNDS (INVESCO INVESTMENT FUNDS)

                                LEGAL PROCEEDINGS

SETTLED REGULATORY ENFORCEMENT ACTIONS AND INVESTIGATIONS RELATED TO MARKET
TIMING

      On October 8, 2004, Invesco Advisers, Inc. (Invesco), successor by merger to Invesco Aim Advisors, Inc. and INVESCO Funds Group, Inc. (IFG), both former investment advisers, along with Invesco Aim Distributors, n/k/a Invesco Distributors, Inc. (Invesco Distributors) reached final settlements with certain regulators, including the Securities and Exchange Commission (SEC), the New York Attorney General and the Colorado Attorney General, to resolve civil enforcement actions and/or investigations related to market timing and related activity in the AIM Funds (n/k/a the Invesco Funds), including those formerly advised by IFG. As part of the settlements, a $325 million fair fund ($110 million of which is civil penalties) was created to compensate shareholders harmed by market timing and related activity in funds formerly advised by IFG. Additionally, Invesco and Invesco Distributors created a $50 million fair fund ($30 million of which is civil penalties) to compensate shareholders harmed by market timing and related activity in funds advised by Invesco, which was done pursuant to the terms of the settlement. The methodology of the fair funds distributions was determined by Invesco's independent distribution consultant (IDC Plan), in consultation with Invesco and the independent trustees of the Invesco Funds, and approved by the SEC on May 23, 2008.

      On May 23, 2008, the SEC posted its final approval of the plans for distributing market timing settlement proceeds to adversely impacted AIM and INVESCO Fund shareholders. The AIM Fair Fund began distribution of settlement monies to impacted former shareholders on June 1, 2009. After receipt of SEC approval, undistributed residual amounts left in the AIM Fair Fund were deposited in the appropriate fund. The Invesco Fair Fund began distribution of settlement monies to impacted former shareholders on December 11, 2009 and the distribution of checks concluded on September 21, 2010. After receipt of SEC approval, undistributed residual amounts totaling approximately $55 million left in the Invesco Fair Fund were distributed to the appropriate funds. On May 11, 2011, the SEC issued an order that amended the Invesco Fair Fund distribution plan to segregate approximately $3.5 million of the Fair Fund's residual amount and to require that a certain financial intermediary take additional steps to identify beneficial accountholders of its historic omnibus positions in the funds so that they may receive their appropriate portion of the segregated $3.5 million residual amount.

      The IDC Plan provides for distribution to all eligible investors for the periods spanning January 1, 2000 through July 31, 2003 (for the IFG Fair Fund) and January 1, 2001 through September 30, 2003 (for the AIM Fair Fund), their proportionate share of the applicable Fair Fund to compensate such investors for injury they may have suffered as a result of market timing in the affected funds. Further details regarding the IDC Plan and distributions thereunder are available on Invesco's Web site, available at http://www.invesco.com/us.

      On August 30, 2005, the West Virginia Office of the State Auditor - Securities Commission (WVASC) issued a Summary Order to Cease and Desist and Notice of Right to Hearing to Invesco and Invesco Distributors (collectively, Invesco) (Order No. 05-1318). The WVASC made findings of fact that Invesco allegedly entered into certain arrangements permitting market timing of the Invesco Funds and failed to disclose these arrangements in the prospectuses for such Funds, and conclusions of law to the effect that Invesco violated the West Virginia securities laws. The WVASC ordered Invesco to cease any further violations and sought to impose monetary sanctions, including restitution to affected investors, disgorgement of fees, reimbursement of investigatory, administrative and legal costs and an "administrative assessment" to be determined by the Commissioner. On October 27, 2011, a hearing examiner was appointed to this matter.